Exhibit 99.1

OfficeMax 263 Shuman Blvd Naperville, IL 60563

News Release

Media Contact	Investor Relations Contact
Bill Bonner	John Jennings
630 864 6066	630 864 6820

OFFICEMAX REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

NAPERVILLE, Ill., May 3, 2007 — OfficeMax® Incorporated (NYSE: OMX) today reported results for the first quarter ended March 31, 2007, including net income of $58.6 million, or $.76 per diluted share, compared with a net loss of $25.1 million, or $.37 per diluted share, in the first quarter of 2006.

The first quarter of 2007 included a $1.1 million loss on the sale of our OfficeMax Contract operations in Mexico to our 51% owned Mexico joint venture.  A detailed description of special items for this quarter and the same quarter last year and a reconciliation to the company’s GAAP financial results are included in this press release.  Excluding special items, net income for the first quarter of 2007 increased 7.2% to $59.7 million from $55.7 million in the first quarter of 2006.  Excluding special items, diluted earnings per share were $.77 in both of the first quarters of 2007 and 2006.

“Our results for the first quarter showed moderate improvement,” said Sam Duncan, Chairman and CEO of OfficeMax.  “In our Contract segment, we are addressing lower-margin sales which contributed to operating income margin contraction.  In our Retail segment, we are pleased with continued gross margin expansion which delivered operating income margin improvement.  Overall, we believe that our strategic initiatives support our turnaround plans and our pursuit of generating long-term shareholder value.”

Contract Segment

OfficeMax Contract segment sales increased 2.7% to $1.3 billion in the first quarter of 2007 compared to the first quarter of 2006, reflecting sales growth in both our U.S. and international contract operations.

Contract segment operating income decreased to $59.9 million in the first quarter of 2007 from $67.0 million in the first quarter last year.  Contract segment gross margin decreased to 22.1% in the first quarter of 2007 from 23.2% in the first quarter of 2006, primarily due to the impact of new and renewing accounts with lower gross margin rates.  Contract segment operating income in the first quarter of 2007 benefited from targeted expense controls partially offset by increased sales compensation.

Retail Segment

OfficeMax Retail segment sales decreased 1.8% to $1.2 billion in the first quarter of 2007 compared to the first quarter of 2006, primarily due to the impact of 109 strategic store closings completed during the first quarter of 2006.  Retail segment same-store sales increased 0.5% in the first quarter of 2007.  Adjusted for the company’s initiative to eliminate mail-in rebates and to provide instant rebates in lieu of national, vendor-sponsored mail-in rebates, same-store sales improved by approximately 2% during the first quarter of 2007.

Retail segment operating income increased to $64.6 million in the first quarter of 2007 from $60.6 million, excluding special items, in the first quarter of 2006.  Retail segment gross margin increased to 29.3% in the first quarter of 2007 from 28.6% in the first quarter of 2006, primarily due to more effective promotional and marketing strategies and improved vendor funding.  Retail segment operating income in the first quarter of 2007 benefited from reduced payroll-related and occupancy costs, offset by increased advertising expense and allocated general and administrative expenses.

During the first quarter of 2007, OfficeMax opened 9 new retail stores, ending the quarter with 915 retail stores compared with 867 stores at the end of the first quarter of 2006.

Corporate and Other Segment

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  Excluding special items, Corporate and Other segment operating expense decreased by $7.3 million to $14.4 million in the first quarter of 2007 from the first quarter of 2006, primarily due to reduced legacy company costs.

OfficeMax used $80.4 million of cash for operations in the first quarter of 2007, a decrease of $152.3 million from the first quarter of 2006, reflecting changes in working capital and the impact of new stores and prior year strategic store closures.  OfficeMax invested $28.1 million for capital expenditures in the first quarter of 2007 compared to $23.3 million in the first quarter of 2006.  At March 31, 2007, OfficeMax reported total debt of $384.5 million excluding the timber securitization notes, and cash and cash equivalents of $139.6 million.

Forward-Looking Statements

Some statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s turnaround plans, future events and developments and the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that it will successfully execute its turnaround plans or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, including under the caption “Cautionary and Forward-Looking Statements,” in Item 1A of that form, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a conference call with investors and analysts to discuss the first quarter 2007 results at 9:00 a.m. Eastern Daylight Time (8:00 a.m. Central Daylight Time) today.  An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com. To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995.  The audio webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax Incorporated is a leader in both business-to-business and retail office products distribution. The OfficeMax mission is simple: to help our customers do their best work. The company provides office supplies, print and document services through OfficeMax Impress™, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by approximately 35,000 associates through direct sales, catalogs, e-commerce and more than 900 stores. For more information, visit: http://www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(thousands)

	March 31,	December 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$139,645	$282,070
Receivables, net	559,708	562,528
Inventories	1,018,035	1,071,486
Other current assets	165,227	180,760
Total current assets	1,882,615	2,096,844

Property and equipment:
Property and equipment	1,204,982	1,189,686
Accumulated depreciation	(629,562)	(610,061)
Property and equipment, net	575,420	579,625

Goodwill and intangible assets, net	1,419,038	1,417,336
Timber notes receivable	1,635,000	1,635,000
Other non-current assets	488,508	487,243

Total assets	$6,000,581	$6,216,048

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	34,885	25,634
Accounts payable	781,030	997,700
Accrued liabilities and other	519,343	505,569
Total current liabilities	1,335,258	1,528,903

Long-term debt:
Long-term debt, less current portion	349,622	384,246
Timber notes securitized	1,470,000	1,470,000
Total long-term debt	1,819,622	1,854,246

Other long-term obligations:
Compensation and benefits	276,471	287,122
Other long-term liabilities	500,630	530,248
Total other long-term liabilities	777,101	817,370

Minority interest	30,309	29,885

Shareholders’ equity:
Preferred stock	53,715	54,735
Common stock	188,272	187,226
Additional paid-in capital	897,640	893,848
Retained earnings	983,094	941,830
Accumulated other comprehensive loss	(84,430)	(91,995)
Total shareholders’ equity	2,038,291	1,985,644

Total liabilities and shareholders’ equity	$6,000,581	$6,216,048

OFFICEMAX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(unaudited)
(thousands, except per-share amounts)

	Quarter Ended
	March 31,	April 1,
	2007	2006

Sales	$2,436,253	$2,423,537
Cost of goods sold and occupancy costs	1,813,029	1,796,783
Gross profit	623,224	626,754

Operating and other expenses:
Operating and selling	420,768	433,045
General and administrative	93,937	89,233
Other operating (income) expense, net	(1,576)	112,840
Operating income (loss)	110,095	(8,364)

Other income (expense):
Interest expense	(30,116)	(31,503)
Interest income	23,037	21,114
Other expense, net	(3,447)	(2,166)
	(10,526)	(12,555)

Income (loss) from continuing operations before income taxes and minority interest	99,569	(20,919)
Income tax expense	(38,832)	7,994

Income (loss) from continuing operations before minority interest	60,737	(12,925)
Minority interest, net of income tax	(2,198)	(1,181)

Income (loss) from continuing operations	58,539	(14,106)

Discontinued operations:
Operating loss	—	(17,972)
Income tax benefit	—	6,991

Loss from discontinued operations	—	(10,981)

Net income (loss)	58,539	(25,087)

Preferred dividends	(1,008)	(1,009)

Net income (loss) applicable to common shareholders	$57,531	$(26,096)

Basic income (loss) per common share:
Continuing operations	$0.77	$(0.21)
Discontinued operations	—	(0.16)
Basic income (loss) per common share	$0.77	$(0.37)

Diluted income (loss) per common share:
Continuing operations	$0.76	$(0.21)
Discontinued operations	—	(0.16)
Diluted income (loss) per common share	$0.76	$(0.37)

Weighted Average Shares
Basic	74,992	70,833
Diluted	75,744	70,833

OFFICEMAX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(thousands)

	Quarter Ended
	March 31,	April 1,
	2007	2006

Cash provided by (used for) operations:
Net income (loss)	$58,539	$(25,087)
Items in net income (loss) not using (providing) cash:
Depreciation and amortization	32,083	31,114
Other	10,832	23,800
Changes other than from acquisitions of business:
Receivables and inventory	62,467	250,307
Accounts payable and accrued liabilities	(251,026)	(214,362)
Income taxes and other	6,712	6,173
Cash provided by (used for) operations	(80,393)	71,945

Cash provided by (used for) investment:
Expenditures for property and equipment	(28,124)	(23,321)
Other	—	596
Cash used for investment	(28,124)	(22,725)

Cash provided by (used for) financing:
Cash dividends paid	(11,235)	(10,620)
Changes in debt, net	(25,681)	(34,454)
Proceeds from exercise of stock options	3,903	—
Other	(895)	300
Cash provided used for financing	(33,908)	(44,774)

Increase (decrease) in cash and cash equivalents	(142,425)	4,446
Cash and cash equivalents at beginning of period	282,070	72,198

Cash and cash equivalents at end of period	$139,645	$76,644

OFFICEMAX INCORPORATED AND SUBSIDIARIES
SUPPLEMENTAL SEGMENT INFORMATION
(unaudited)
(millions, except per-share data)

	Quarter Ended
	March 31 , 2007			April 1, 2006
	As Reported	Special Items (a)	Before Special Items	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$1,264.5		$1,264.5	$1,230.7		$1,230.7
OfficeMax, Retail	1,171.8		1,171.8	1,192.8		1,192.8
	2,436.3		2,436.3	2,423.5		2,423.5

Segment income (loss)
OfficeMax, Contract	$59.9	$—	$59.9	$67.0	$—	$67.0
OfficeMax, Retail	64.6	—	64.6	(38.0)	98.6	60.6
Corporate and Other	(14.4)	—	(14.4)	(37.4)	15.7	(21.7)
Operating income (loss)	110.1	—	110.1	(8.4)	114.3	105.9

Operating income margin	4.5%		4.5%	-0.3%		4.4%

Interest expense	(30.1)	—	(30.1)	(31.5)	—	(31.5)
Interest income and other	19.6	—	19.6	19.0	—	19.0

Income (loss) from continuing operations
before income taxes and minority interest	99.6	—	99.6	(20.9)	114.3	93.4
Income taxes	(38.8)	—	(38.8)	8.0	(44.5)	(36.5)
Income (loss) from continuing operations
before minority interest	60.8	—	60.8	(12.9)	69.8	56.9
Minority interest, net of income tax	(2.2)	1.1	(1.1)	(1.2)	—	(1.2)

Income (loss) from continuing operations	58.6	1.1	59.7	(14.1)	69.8	55.7

Discontinued operations
Operating loss	—	—	—	(18.0)	18.0	—
Income tax benefit	—	—	—	7.0	(7.0)	—

Loss from discontinued operations	—	—	—	(11.0)	11.0	—

Net income (loss)	$58.6	$1.1	$59.7	$(25.1)	$80.8	$55.7

Diluted income (loss) per common share
Continuing operations	$0.76	$0.01	$0.77	$(0.21)	$0.98	$0.77
Discontinued operations	—	—	—	(0.16)	0.16	—
Diluted income (loss) per common share	$0.76	$0.01	$0.77	$(0.37)	$1.14	$0.77

Totals may not foot due to rounding.

(a) See Note 4 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate.

For the purpose of presenting diluted income (loss) per common share before special items, we calculated diluted income (loss) per common share before special items without making any adjustments to the number of shares used in the calculation of diluted income (loss) per common share as reported.

(1)  Financial Information

The quarterly and annual consolidated financial statements included in this release are unaudited, and should be read in conjunction with the audited financial statements in our 2006 Annual Report on Form 10-K.  In all periods presented, the measurement of net income (loss) involved estimates and judgments.

(2)           Reconciliation of non-GAAP Measures to GAAP Measures

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance.  Specifically, we believe presenting results before special items provides useful information to both investors and management by excluding gains, losses and expenses that are not indicative of our core operating activities.  In the preceding tables, we reconcile our financial measures before special items to our reported GAAP financial results for the first quarter of both 2007 and 2006.

(3)  2006 Special Items

First Quarter 2006

During the first quarter of 2006, we closed 109 underperforming domestic retail stores and recorded a charge of $98.6 million in our Retail segment primarily for remaining lease obligations and we incurred $15.7 million of expenses in our Corporate and Other segment related to our headquarters consolidation primarily for employee severance and retention.

(4)  2007 Special Items

First Quarter 2007

During the first quarter of 2007, we sold OfficeMax Contract’s operations in Mexico to OfficeMax de Mexico, our 51% owned joint venture, resulting in a net loss of  $1.1 million which is included in minority interest, net of income tax in our Consolidated Statements of Income (Loss) for 2007.

(5)  Discontinued Operations

In the first quarter of 2006, we ceased operations at the Company’s wood-polymer building materials facility near Elma, Washington. The costs and expenses related to this business are reflected as discontinued operations in our Consolidated Statements of Income (Loss) for 2006 and are included as special items in our Segment Information tables.